UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
6901 Glenn Highway, Cambridge, Ohio 43725

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:     (740) 435-2020
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     Camco Financial Corporation (“Camco”) maintains both a short-term cash bonus plan and a long-term stock-based incentive plan. Bonus and incentive plan awards for the executive officers of Camco are based on the achievement of corporate performance objectives which are established annually by Camco’s compensation committee at the beginning of each year. On December 13, 2005, the Compensation Committee set the following performance objectives and weightings for 2006: earnings per share (15%), return on average tangible equity (10%), net interest margin (10%), non-interest income to total revenue (10%), non-interest checking growth (10%), net retail deposit growth (5%), loan volume (15%), efficiency ratio (10%), non-performing assets as a percent of average assets (10%), and stock price (5%).
     For 2006, the potential cash bonus amounts will range from 0%-50% of the Chief Executive Officer’s base salary and 0%-35% of the other executive officers’ base salaries, subject to the percentage of performance measurements achieved. Additional discretionary bonus amounts may also be awarded under the cash bonus plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.
Section 8 – Other Events
Item 8.01. Other Events.
     On March 28, 2006, Camco issued a news release announcing a dividend on its common stock. The news release is attached hereto as Exhibit 99.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (a) Financial statements of business acquired.
           Not applicable.
     (b) Pro forma financial information.
           Not applicable.
     (c) Exhibits.

Exhibit No.	Description

99	News Release of Camco Financial Corporation dated March 28, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION

By:	/s/ Mark A. Severson

Mark A. Severson Chief Financial Officer
Date: April 3, 2006

3